Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 5, 2009	For immediate release

For more information contact: Stephen Marsh, President and CEO at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2009, of $1,013,222 or $0.21 per common share, compared to $314,613 or $0.06 per common share for the third quarter ended September 30, 2008.  Earnings of $2,704.040 or $0.57 per share for the nine months ending September 30, 2009 compare to $1,405,222 or $0.29 per share for the same period a year ago.

In commenting on the Company’s earnings performance, President and CEO Stephen Marsh said that the wave of residential mortgage rewrites in the first two quarters of 2009 continued somewhat in the 3rd quarter, and the Bank reduced operating costs, which resulted in improved earnings. Additionally, the first three quarters of 2008 had been significantly affected by merger related expenses; including interest costs, write downs in the FNMA Preferred Stock, non cash write downs in the core deposit intangibles, as well as the termination of various contracts and service agreements that had been in place at LyndonBank. The two companies merged as of the close of business on December 31, 2007.

Total assets at the end of September 2009 were $496,029,899 compared to $487,799,232 at year end 2008, and $489,546,230 at the end of September a year ago.

As previously announced, the Company has declared a quarterly cash dividend of $0.12 per share payable November 1, 2009 to shareholders of record as of October 15, 2009.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.